EXHIBIT 11.2

LINEAR MINERALS CORP.
INSIDER TRADING AND BLACKOUT PERIOD POLICY

1.           Purpose and Application

This Policy is intended to promote compliance with applicable insider-trading and tipping laws and to protect the integrity and reputation of Linear Minerals Corp. (the “Company”).

It applies to the Company’s directors, officers, employees, consultants and contractors who receive or may have access to Material Non-Public Information, as well as their household members and any entity whose trading decisions they direct or control. Each person subject to this Policy is responsible for ensuring that those related persons and entities comply with it.

2.           Material Non-Public Information

“Material Non-Public Information” or “MNPI” means information that has not been generally disclosed and that a reasonable investor would consider important when deciding whether to buy, sell or hold the Company’s securities, or that could reasonably affect their market price or value.

Examples may include financial results or liquidity concerns; financings; acquisitions, dispositions or joint ventures; material exploration results or technical information; property impairments or claim changes; material contracts, litigation or regulatory matters; changes in directors, officers or auditors; cybersecurity incidents; and changes to the Company’s capital structure.

Information remains non-public until it has been broadly disclosed and sufficient time has passed for the market to absorb it.

3.           Prohibited Conduct

A person who is aware of MNPI must not:

  purchase, sell or otherwise trade in the Company’s common shares, options, warrants, restricted share units, convertible securities or related derivatives (“Company Securities”);
  recommend or encourage another person to trade or hold Company Securities;
  direct or influence a related person or controlled entity to trade; or
  disclose MNPI to another person, except where disclosure is necessary in the course of the Company’s business and the recipient has a legitimate need to know.

The same restrictions apply to material non-public information concerning another public company obtained through work for, or a relationship with, the Company.

4.           Blackout Periods

Directors, officers and any other persons designated by the Policy Administrator must not trade during a regular or event-specific blackout period.

Unless otherwise determined by the Policy Administrator, a regular blackout period begins 15 calendar days before the anticipated public release of annual or interim financial results and ends after one full trading day has elapsed following the release. The Policy Administrator may impose an event-specific blackout whenever an undisclosed material development exists. The existence and reason for an event-specific blackout may be confidential.

The absence of a blackout period does not permit trading while aware of MNPI.

5.           Restricted Transactions

Unless approved in writing by the Policy Administrator after consultation with legal counsel, directors and officers must not engage in short sales, hedging transactions, puts, calls or other derivatives involving Company Securities, or pledge Company Securities where they could be sold without the holder’s consent. Any automatic trading plan must receive prior written approval and comply with applicable law.

6.           Confidentiality and Public Communications

Confidential information must be safeguarded and shared only with persons who have a legitimate need to know. Documents and electronic records containing MNPI must be stored and transmitted securely. Questions from investors, analysts or the media must be referred to an authorized Company spokesperson.

7.           Insider Reporting

Reporting insiders are personally responsible for filing all required insider reports within the applicable deadlines. The Company may assist with filings, but that assistance does not transfer responsibility from the insider. Reporting insiders must promptly provide the Policy Administrator with complete details of their transactions.

8.           Administration, Questions and Violations

The Chief Financial Officer and Corporate Secretary, or another person designated by the Board, will act as the “Policy Administrator” and may maintain insider and blackout lists, communicate blackout periods, and consult legal counsel as appropriate.

Questions about this Policy, a proposed trade or whether information is material or public must be directed to the Policy Administrator before any action is taken. Suspected violations must be reported promptly to the Policy Administrator, the Chief Executive Officer or the Chair of the Audit Committee.

Violations of insider-trading laws may result in serious civil, administrative or criminal penalties. A violation of this Policy may also result in disciplinary action, including termination of employment or engagement and referral to regulatory or law-enforcement authorities.

9.           Review and Priority of Law

The Board may review and amend this Policy from time to time. If this Policy conflicts with applicable law, the law prevails.

Adopted by the Board of Directors: July 29, 2026